SCHEDULE 14C INFORMATION

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CALVERT VARIABLE SERIES, INC.
Calvert VP SRI Strategic Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Information Statement

 Relating to the Board’s APPROVAL OF

a Change to the Portfolio Manager

FOR CALVERT VP SRI STRATEGIC PORTFOLIO

This Information Statement is being supplied to all shareholders of Calvert VP SRI Strategic Portfolio (“Strategic Portfolio”), a series of Calvert Variable Series, Inc. (“CVS”), to inform you of the following change to the management of Strategic Portfolio. At a Regular Meeting of the CVS Board of Directors (the “Board”) held on December 12, 2012, the Board terminated the subadvisor of Strategic Portfolio, Thornburg Investment Management, Inc., effective as of December 13, 2012, and authorized Calvert Investment Management, Inc. (“CIM”), Strategic Portfolio’s current investment advisor, to assume responsibility for the day-to-day management of Strategic Portfolio.

We are not asking you for a proxy and you are requested not to send us a proxy. This Information Statement will be delivered to shareholders of record on or about February 12, 2013.

Shareholders of Strategic Portfolio of record at the close of business on January 22, 2013 (the “record date”) are entitled to receive this Information Statement. As of this date, as shown on the books of Strategic Portfolio, there were issued and outstanding 1,527,029.671 shares of Strategic Portfolio. As of this same date, there was no Board ownership of Strategic Portfolio shares, and the respective officers of Strategic Portfolio beneficially owned less than 1% of the outstanding shares of Strategic Portfolio. As of January 22, 2013, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of Strategic Portfolio as shown:

Name and Address	% Owned

Ameritas Life Insurance Corp., Lincoln, NE – Account VA2	54.10%

Ameritas Life Insurance Corp., Lincoln, NE – Account V	41.80%

Background. CIM serves as investment advisor to CVS and to the several other registered investment companies in the Calvert Family of Funds. Calvert Investment Distributors, Inc. (“CID”) serves as the principal underwriter to CVS. Calvert Investment Administrative Services, Inc. (“CIAS”) has been retained by CVS to provide certain administrative services necessary to the conduct of its affairs. Calvert Investment Services, Inc. (“CIS”) serves as the shareholder servicing agent for CVS.  CIM, CID, CIAS and CIS are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirect, wholly-owned subsidiaries of Ameritas Mutual Holding Company.

CIM serves as the investment advisor to Strategic Portfolio pursuant to an investment advisory agreement between CVS and CIM dated November 18, 2006 (the “Advisory Agreement”). The Board, including the Directors who are not “interested persons” (“Independent Directors”), as defined under the Investment Company Act of 1940 (“1940 Act”), last approved the continuance of the Advisory Agreement on December 12, 2012. The Advisory Agreement was last submitted to shareholders for approval on November 17, 2006 (the “Shareholder Meeting”).

CIM, in turn, retained a subadvisor to handle the day-to-day management of Strategic Portfolio’s assets. Accordingly, Thornburg Investment Management, Inc. (“Thornburg”) served as the subadvisor since the Shareholder Meeting.  Thornburg is a Delaware corporation, which has 38 managing directors with an equity interest in the firm.  Under the subadvisory agreement, Thornburg received a fee of 0.40% of Strategic Portfolio’s average daily net assets (“Portfolio Assets”) up to $50 million, 0.30% of the next $100 million in Portfolio Assets, and 0.20% of Portfolio Assets in excess of $150 million. For Strategic Portfolio’s most recent fiscal year ended December 31, 2012, Thornburg earned $178,582 in fees, which were paid by CIM.

Board Action. On December 12, 2012, the CVS Board, including the Independent Directors, terminated Thornburg as the subadvisor to Strategic Portfolio effective as of December 13, 2012. This change was precipitated by Strategic Portfolio’s underperformance in comparison to Strategic Portfolio’s passive benchmark, the S&P 500 Index, and other mutual funds that have a similar investment style as determined by Lipper.  Over the first five years of Thornburg’s tenure (2004 through 2008), Strategic Portfolio outperformed the S&P 500 Index in three of those years with annual performance variances ranging from -3.41% to +5.85%.   In 2009, Strategic Portfolio outperformed the S&P 500 Index by 16.98%, benefitting from the strong recovery rally that year.  Since 2010, Strategic Portfolio has generally underperformed the S&P 500 Index, including the very significant underperformance of -14.93% in 2011.  On a year-to-date basis through September 30, 2012, Strategic Portfolio lagged the S&P 500 Index by -5.68%.  As of September 30, 2012, Strategic Portfolio’s year-to-date, one-year, three-year, five-year and since-Thornburg-inception returns all lag behind the S&P 500 Index.  Performance relative to peers has suffered a comparable decline in recent years, and Strategic Portfolio currently lingers near the bottom of its Lipper category for both short-term and long-term performance measures.  Based on an analysis of the sources of underperformance, CIM has concluded that Thornburg’s stock selection has been a material contributing factor in that it has been significantly based on Thornburg’s expectations for a strong economic recovery in the U.S., which has failed to materialize.

In 2011 and 2012, Strategic Portfolio’s assets decreased from $133 million as of December 31, 2010 to $28 million as of September 30, 2012, after Strategic Portfolio’s share of the asset allocation models used in connection with Ameritas’ variable annuities and variable life insurance policies was first reduced and then eliminated entirely.  Strategic Portfolio’s recent underperformance and long-term volatility of performance relative to its benchmark and peers were cited as the primary reasons for its elimination from the asset allocation models.

Accordingly, the Board determined that shareholders may benefit from the services of a different portfolio manager, whose management style might better pursue Strategic Portfolio’s objective of seeking long-term capital appreciation by investing in equity and debt securities of all types while applying Strategic Portfolio’s corporate responsibility standards and strategies.  After careful consideration by CIM, it recommended, and the Board approved, the selection of Natalie Trunow as the new portfolio manager. In making its recommendation, CIM noted that: (a) Ms. Trunow would actively manage Strategic Portfolio using CIM’s established U.S. Large Cap Core Strategy; (b) CIM’s U.S. Large Cap Core Strategy seeks to add value by integrating traditional fundamental investment analysis with CIM’s proprietary views on critical environmental, sustainability and governance issues; (c) CIM’s U.S. Large Cap Core Strategy can be benchmarked against the S&P 500 Index resulting in the retention of Strategic Portfolio’s existing benchmark; (d) the assumption of the day-to-day management of Strategic Portfolio by CIM would enable CIM to voluntarily waive 15 basis points of its management fee; and (e) the change is related to CIM’s further recommendation to reorganize Strategic Portfolio into Calvert VP S&P 500 Index Portfolio.  The Board concomitantly determined to deliver this Information Statement to Strategic Portfolio’s shareholders.  CIM thus assumed responsibility for the day-to-day management of Strategic Portfolio as of December 13, 2012 using the following revised Principal Investment Strategies:

The Portfolio employs an active investment strategy and invests primarily in the common stocks of U.S. large-cap companies that meet the Fund’s investment criteria, including financial, sustainability and social responsibility factors, using quantitative, fundamental, and macroeconomic insights that are designed to identify stocks with the greatest potential to outperform the market.  Insights from this stock selection process are enhanced by the Advisor’s fundamental investment research, which seeks to add value by integrating traditional fundamental investment analysis with the Advisor’s proprietary views on critical environmental, sustainability and governance issues.  The portfolio construction process seeks to maximize the benefit of these insights while controlling the Portfolio’s risk profile relative to its benchmark, the Standard & Poor’s (“S&P”) 500 Index, and minimizing transaction costs.  The Portfolio may sell a security when it no longer appears attractive under this process or if it contributes disproportionately to portfolio risk.

The Portfolio will normally invest at least 80% of its net assets, including borrowings for investment purposes, in the equity securities (common stock) of large capitalization companies.  The Portfolio will provide shareholders with at least 60 days’ notice before changing this 80% policy.  The Portfolio defines large-cap companies as those within the range of market capitalizations of the S&P 500 Index.  The S&P 500 Index is an unmanaged index of common stocks comprised of 500 large capitalization common stocks of U.S. companies that aims to include the top 75% of the value of the domestic equity markets.  As of December 31, 2011, the market capitalization of the S&P 500 Index companies ranged from $1.6 billion to $406 billion, with a weighted median level of $51.2 billion and a weighted average level of $96.4 billion.  The S&P 500 Index is capitalization-weighted, meaning that companies with larger market capitalizations will contribute more to the Index’s value than companies with smaller market capitalizations.

Although primarily investing in large-cap U.S. companies, the Portfolio may also invest in mid-cap and small-cap companies.  The Portfolio may not invest more than 25% of its net assets in foreign securities.  The Advisor rebalances the Portfolio as market conditions warrant while attempting to minimize transaction costs and adhere to its long-term investment objective.

Board Considerations. At the Board Meeting held on December 12, 2012, the Board received information from CIM about the proposed management change and the rationale and benefits thereof. At this meeting, the Board was provided with information concerning the Advisory Agreement and was informed of the standards it should apply in determining whether to approve the management change. The Board was provided information with respect to the factors noted below.

The Directors engaged in a detailed discussion of the materials with representatives from CIM’s management team.  Based on the Directors’ deliberations and their evaluation of the information described above, the Directors and the Independent Directors, in separate votes, unanimously approved the management change.

The following is a discussion of the factors considered by the Board:

•        Nature, Extent and Quality of Services Provided by CIM.  In considering the nature, extent and quality of services to be provided by CIM in the day-to-day management of Strategic Portfolio, the Directors discussed the quality of services CIM proposed to provide to Strategic Portfolio, including CIM’s management style, the capability and professional experience of CIM’s personnel and its overall resources. The Directors recognized CIM’s long-standing presence in the investment management arena, its depth of experience in managing mutual fund assets, and the commitment it has made to further develop and strengthen its in-house equity portfolio management expertise. The Directors noted that CIM had the compliance, trading and investment resources necessary for the implementation of Strategic Portfolio’s investment objectives and strategies. The Board reviewed information relating to CIM’s operations and personnel, including among other information, biographical information on CIM’s investment, supervising and professional staff and descriptions of its organization and management structure. Based upon their review of the information provided by CIM, the Directors were satisfied with the nature, extent and quality of the services to be provided by CIM to Strategic Portfolio.

•        Performance.  In considering the portfolio management team’s investment experience and investment strategies, the Board noted the portfolio manager’s performance record with respect to portfolios that employed an investment process that was similar to the one that CIM’s portfolio management team would use in managing Strategic Portfolio. Based on the foregoing information, the Directors determined that CIM’s investment capabilities and investment strategies were appropriate for pursuing the investment objective of Strategic Portfolio.

  Costs and Profitability.  The Directors considered the investment advisory fees applicable to Strategic Portfolio. Under the proposed fee structure, CIM would continue to receive a fee of 0.75% of Strategic Portfolio’s average daily net assets (“Portfolio Assets”).  The Directors noted, however, that CIM has agreed to voluntarily reduce its advisory fee by 0.15%, commencing on February 10, 2013, for as long as CIM is the sole investment advisor to Strategic Portfolio.  Based upon its review, the Board determined that the advisory fee was reasonable and appropriate in light of: (1) the services to be provided, (2) the management fees and overall expense ratios of comparable funds, as set out in materials provided by CIM, and (3) the anticipated profitability of Strategic Portfolio to CIM.

  Economies of Scale.  The Board discussed CIM’s advisory fee and determined that the fee reflects the current market environment and the competitive nature of the mutual fund industry. CIM explained that investors have been very risk averse following the market turmoil of 2008-2009 and have exhibited a preference for bond funds over equity funds over the past few years, which has prevented fees from declining significantly when expressed as a percentage of assets under management.

Investment Advisor. Calvert Investment Management, Inc., 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, provides CVS with investment supervision and management and office space, furnishes executive and other personnel to the Fund, and pays the salaries and fees of all Trustees/Directors who are affiliated persons of and employed by CIM. CIM has served as an investment advisor to mutual funds since the inception of the first Calvert Fund in 1976. As of December 12, 2012, CIM was the investment advisor for 44 mutual fund portfolios and had approximately $12 billion in assets under management. CIM’s portfolio managers have been engaged in their professions for, on average, more than 20 years. They offer expertise honed through widely varied market and economic conditions, as well as an approach to investment that is informed by CIM's analysis of corporate performance in key areas such as the environment and corporate governance.

Information is provided below identifying the individual who is employed by the Advisor, and who will be primarily responsible for the day-to-day management of Strategic Portfolio (the “Portfolio Manager”).

Natalie A. Trunow, Senior Vice President, Chief Investment Officer – Equities, manages the day-to-day investment of assets of Strategic Portfolio.

Name of Portfolio Manager	Title	Business Experience During Last 5 Years	Role on Management Team
Natalie Trunow	Senior Vice President, Chief Investment Officer – Equities, Calvert, overseeing investment strategy and management of all Calvert balanced, equity and asset allocation portfolios.

Ms. Trunow joined Calvert as Head, Equities in August 2008. She previously served as the Section Head (2005-2008) and Portfolio Manager (2001-2008)

for the Global Public Markets Group of General Motors Asset Management.

Portfolio Manager

In addition to the foregoing experience, Ms. Trunow is the Portfolio Manager of the Calvert Large Cap Core Fund, which uses CIM’s U.S. Large Cap Core Strategy benchmarked to the Russell 1000 Index.  CIM receives an advisory fee of 0.75% for its management of the Calvert Large Cap Core Portfolio, which is comparable to Strategic Portfolio.  Ms. Trunow is also the Portfolio Manager of the Calvert Small Cap Fund and the Calvert Social Index Fund, and the Portfolio Manager of a portion of the Calvert International Equity Fund.

CIM’s directors and principal executive officers are as follows:

Name and Business Address	Principal Occupation

Barbara Krumsiek	Director and Chair, President and Chief Executive Officer
Robert-John H. Sands	Director
Catherine Roy	Director, Senior Vice President and Chief Investment Officer–Fixed Income
Natalie Trunow	Director, Senior Vice President and Chief Investment Officer–Equities
Ronald M. Wolfsheimer	Executive Vice President and Chief Financial and Administrative Officer
William M. Tartikoff	Senior Vice President, Secretary and General Counsel
Bennett Freeman	Senior Vice President, Sustainability Research and Policy
James McGlynn	Senior Vice President and Portfolio Manager
John Nichols	Vice President
Robert Enderson	Vice President
Patrick Faul	Vice President and Head of Credit Research
Thomas Dailey	Vice President and Portfolio Manager
Michael Abramo	Vice President and Portfolio Manager
Matthew Duch	Vice President and Portfolio Manager
Hui Ping Ho	Assistant Treasurer
Susan Walker Bender	Assistant Vice President, Assistant Secretary and Associate General Counsel
Ivy Wafford Duke	Assistant Vice President, Assistant Secretary, Deputy General Counsel and Chief Compliance Officer (Advisor and Distributor)
Lancelot King	Assistant Vice President, Assistant Secretary and Associate General Counsel
Andrew Niebler	Assistant Vice President, Assistant Secretary and Associate General Counsel
Augusto Macedo	Assistant Vice President, Assistant Secretary and Assistant General Counsel–Compliance
Stu Dalheim	Vice President–Shareholder Advocacy

Investment Advisory Agreement. The general terms of the Advisory Agreement between CIM and CVS include:

  The services to be provided to CVS.  Investment advisory services (manage Portfolio assets and place orders for securities trades); financial, accounting, and administrative services; reports to CVS; reports and other communications to contractholders; provision of employees to serve as officers and directors of, and advisors to, CVS; and the provision of personnel, office space, and facilities.

  General obligations of CIM.  Manage Strategic Portfolio in accordance with Portfolio guidelines and restrictions, under the direction of the CVS Board.

  Expenses of the Portfolio.  CIM will pay all salaries, expenses, and fees of the officers and directors of CVS who are affiliated with the Advisor.

  Liability issues.  CIM is not liable for losses resulting from its actions except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of CVS or from reckless disregard of its duties.

  Continuation of the Agreement.  The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the CVS Board or a majority of the outstanding shares of CVS and (ii) the Independent Directors.  The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CIM, or the holders of a majority of the outstanding shares of CVS, upon 60 days’ prior written notice.

Currently, the Advisory Agreement will continue until January 1, 2014, unless terminated earlier, and provides that it may be continued annually thereafter.

  Compensation.   Strategic Portfolio will continue to pay CIM a fee of 0.75% of Strategic Portfolio’s average daily net assets (“Portfolio Assets”).  CIM, however, has agreed to voluntarily reduce its advisory fee by 0.15%, commencing on February 10, 2013, for as long as CIM is the sole investment advisor to Strategic Portfolio.

For Strategic Portfolio’s most recent fiscal year ended December 31, 2012, CIM received $349,471 in advisory fees.  Calvert Investment Services, Inc. (“CIS”) and Calvert Investment Administrative Services, Inc. (“CIAS”) are affiliates of CIM and provide shareholder services and administrative services to Strategic Portfolio.  During the fiscal year ended on December 31, 2012, Strategic Portfolio paid $4,850 and $23,298 to CIS and CIAS, respectively.

Annual Reports. The audited Annual Report to Shareholders of Strategic Portfolio is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to CVS at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800‑368-2745.

Delivery of Documents to Shareholders Sharing an Address.  Only one Information Statement is being delivered to multiple shareholders sharing an address unless (i) CVS has received contrary instructions or (ii) the Information Statement is delivered as an Exhibit to a Proxy Statement/Prospectus. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address to which a single copy of the document was delivered.  Any shareholder who wants to receive a separate Information Statement, or who wants to request a single copy of an Information Statement in the future (if multiple copies are currently being delivered), may contact CVS as directed under “Annual Reports” above.